Exhibit 10.105

FIRST AMENDED AND RESTATED

SANTA LUCIA BANK

DIRECTOR RETIREMENT AGREEMENT

This First Amended and Restated Santa Lucia Bank Director Retirement Agreement (hereinafter “Agreement”) is made and entered into, and is effective as of January 1, 2008, by and between Santa Lucia Bank, a bank organized and existing under the laws of the state of California (hereinafter the “Bank”) and Khatchik Achadjian, a Director of the Bank (hereinafter “Director” or “Participant”);

WHEREAS it is the parties’ intent to comply with the final regulations under Internal Revenue Code Section 409A, issued on April 10, 2007 by the Internal Revenue Service (IRS) and the Treasury Department;

WHEREFORE, the Bank and Director hereby agree to amend and restate the Santa Lucia Bank Director Retirement Agreement, effective as of February 1, 1997 (hereinafter Original Agreement), and thereafter amended by virtue of the January 10, 2001 Amendment thereto, in its entirety, and agree that this First Amended and Restated Santa Lucia National Bank Director Retirement Agreement shall amend, supersede and replace the, Original Agreement in its entirety;

WHEREFORE, the parties hereby agree to the following;

RECITALS

WHEREAS, the Director has been and continues to be a valued Director of the Bank, and is now serving the Bank;

WHEREAS, the Director’s experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Bank to provide the Director with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Director to remain in the Bank’s employment; and

WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director;

NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

AGREEMENT

1.0          Terms and Definitions.

1.1          Accrued Liability Balance. For the purposes of this Agreement, the term “Accrued Liability Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance; however, once chosen, the method must be consistently applied.

1.2          Administrator. The Bank shall be the “Administrator” and, solely for the purposes of ERISA as discussed herein, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.3          Bank.   For the purpose of this Agreement, the term “Bank” or “Employer” shall be read so as to include the Santa Lucia Bank holding company, Santa Lucia Bancorp, when permissible.

1.4          Board of Directors.  The Board of Directors shall mean the Board of Directors for the Bank, hereinafter, the “Board”.

1.5          Change in Control. For the purpose of this Plan, a “Change in Control” shall be deemed to have occurred upon any of the following events,  as such terms and events are defined in Internal Revenue Code Section 409A and the related guidance and Notices thereto. IRC 409A currently provides that a Change in Control Event shall include any of the following events (and for the purposes of this provision, the term “corporation” shall mean the Bank or the Bank’s holding company):

A.                                   A Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation.

B.                                     Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors  is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election. (In this sub-paragraph, 409A limits “corporation” to the “relevant” corporation” as defined therein).

C.                                     Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

For the purposes of this definition, the term “corporation” shall be read as including the Bank or the bank’s holding company, Santa Lucia Bancorp. In addition to the forgoing, and in accordance with IRC 409A, in order to constitute a Change in Control event with respect to a participant, the Change in Control must relate to (i) the corporation for whom participant is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or  (iii) a corporation that is a majority shareholder of a corporation identified above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified above. Should there be any question of whether a Change in Control has occurred such as to trigger payment of a benefit described herein, any ambiguity shall be resolved in accordance with the final regulations and any subsequent clarification of IRC 409A.

1.6          The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7          Deferral Account and Deferral Amounts.  The term “Deferral Amounts” refers to those amounts Director previously deferred under the Original Agreement, and which the Bank maintained as separate account balance in the Director’s Deferral Account. The deferral element of this plan was eliminated by Amendment in July of 2003, however the Deferral

Account was maintained, accounted for and credited with interest pursuant to the terms of the Original Agreement.  In addition, the Deferral Account served as a bookkeeping entry only and was utilized solely as a device for the measurement and determination of the amounts to be paid to, or in respect of, a Participant pursuant to the Original Agreement.

1.8          Disability/Disabled. For the purposes of this Agreement, Director will be considered Disabled if:

A                                      The Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.                                     The Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employee’s Bank.

1.9          Early Retirement/ Early Retirement Age.  The term “Early Retirement” shall mean the Director’s Separation From Service on or after attaining the Early Retirement Age of sixty-five (65) but before attaining the Normal Retirement Age, and for any reason other than a Removal for Cause.

1.10        Early Involuntary Termination. The term “Early Involuntary Termination” means that the Director, prior to attaining Early Retirement Age, has been notified in writing that his service as a Director is terminated for reasons other than an approved leave of absence or a Removal for Cause.

1.11        Early Voluntary Termination. The term “Early Voluntary Termination” means that the Director, prior to attaining the Early Retirement Age, has voluntarily Separated from Service with the Company.

1.12        Effective Date.  The term “Effective Date” shall mean the date first written above.

1.13        ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.14        Director Benefit.  The term “Director Benefit” shall mean the benefit amounts determined pursuant to Paragraphs 1 through 6 herein (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent:  (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (c) required in order for the Bank to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.15        IRC 409A. The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code.

1.16        Normal Retirement/ Normal Retirement Age.  The term “Normal Retirement” shall mean the Director’s Separation From Service on or after attaining the Normal Retirement Age of seventy-five (75) and for any reason other than a Removal for Cause.

1.17        Plan Year.  The “Plan Year” shall mean the calendar year.

1.18        Removed for Cause. The term “Removed (removal) for Cause” shall mean termination of Director’s Service by reason of any of the following: any act of embezzlement, fraud, breach of fiduciary duty, dishonesty, deliberate or reported disregard of the policies and rules of the Company as adopted by the Board of Directors of the Company, unauthorized use or disclosure of any trade secrets or confidential information of the Company, competition with the Company, inducement of any customer of the Company to breach a contract with the Company, inducement of any principal for whom the Company acts as an agent to terminate such agency relationship, gross negligence adversely impacting  the Company, willful breach of this Agreement, or any other willful misconduct.

1.19        Service/ Separation From Service.  As it applies to Director, the term “Service” shall refer to the services Director provides and performs while serving on the Board of Directors.  In addition, the term “Separation from Service” shall be read and interpreted consistent with IRC  409A and any future notices or guidance related thereto. As the term applies herein to individuals who are serving on the Board of Directors, but who are not also acting as employees of the Bank, the term “Separation from Service” shall mean the expiration of all contracts or terms of service under which the Director is performing services as a member of the Board of Directors, and where expiration constitutes a good faith and complete termination of the service relationship.

In addition to the foregoing, and consistent with IRC 409A, if Participant provides services both as an employee and a member of the Board of Directors (or an analogous position with respect to a non-corporate service recipient), the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of a nonqualified deferred compensation plan in which the Participant participates as an employee that is not aggregated with any plan in which the Participant participates as a director . In addition, if a Participant provides services both as an employee and a member of the Board of Directors (or an analogous position with respect to a non-corporate service recipient), the services provided as an employee are not taken into account in determining whether the Participant has a separation from service as a director for purposes of a nonqualified deferred compensation plan in which the Participant participates as a director that is not aggregated with any plan in which the service provider participates as an employee.

2.0          Scope, Purpose and Effect.

2.1          Contract of Employment.  Although this Agreement is intended to provide the Director with an additional incentive to remain a Director of the Bank, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank.

2.2          Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3          Prohibited Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation  (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0        Internal Revenue Code Section 409A Compliance.  It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, IRC 409A. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices or clarifications (including but not limited to Notice 2006-79 and Notice 2007-86). While it is understood that a general IRC 409A savings clause will not be effective, the parties intend that any ambiguities regarding any terms or payouts contained herein shall be interpreted in a manner consistent with IRC 409A.

In addition, for any benefits payable pursuant to this Agreement due to a Separation From Service, if the individual is a Specified Employee (as defined herein and by IRC 409A), any such benefit shall be withheld for six (6) months following such Separation From Service in order to comply with IRC 409A, if necessary. In addition, for any individual affected by this six (6) month delay in payment imposed by IRC 409A, and if and/or when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter if called for.

In addition, as stated above, it is the intent of the parties to comply with IRS Notice 2007-86, and thus, for any new election made in 2008, that new election may not apply to amounts that would otherwise be payable in 2008, and may not cause amounts to be paid in 2008 that would not otherwise be payable in that year. In the event any such new election would accelerate a payment into 2008, then such resulting payment shall not be made until January 3, 2009 (so long as permitted by IRC 409A and any subsequent guidance).

4.0          Director Benefits Payments.

Subject to the forgoing, the Director Benefits shall be paid in accordance with the following:

4.1          Payments Upon Normal Retirement.  In the event the Director Separates From Service on or after attaining the Normal Retirement Age, and for any reason other than a Removal For Cause, then the Director shall be entitled to be paid an annual Director Benefit in the amount of Six Thousand, Ninety-Six Dollars ($6,096) per year. This annual Director Benefit shall be paid in twelve (12) substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Separates From Service and continuing until the death of the Director.

4.2          Payments Upon Early Retirement.  In the event the Director Separates From Service on a date which constitutes an Early Retirement Date, then the Director shall be entitled to be paid an annual Director Benefit equal to the following amounts, depending upon Participant’s age on the date of such Separation From Service:

Age at Early Retirement	Annual Benefit Amount
65 through 68 years of age	$3,810
69 through 71 years of age	$4,572
72 through 74 years of age	$5,334
Upon attaining age 75, participant qualifies for Normal Retirement	$6,096

This annual Director Benefit shall be paid in twelve (12) substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Separates From Service and continuing until the death of the Director.

4.3          Payments in the Event of Separation From Service Prior to the Early Retirement Age.  In the event the Director Separates From Service before the Early Retirement Age, then this Agreement shall terminate upon the date of such Separation From Service; provided, however, that the Director shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Separation:

A.            Disability or Separation From Service Following a Change in Control. In the event the Director becomes Disabled prior to Early Retirement and Separates From Service as a result therof, or in the event Director Separates From Service following a Change in Control and prior to the Early Retirement Age, then Director shall be entitled to be paid the Accrued Liability Balance as of the date of Director’s Separation From Service. This Accrued Liability Balance shall be paid in one lump sum within thirty (30) days following Director’s Separation From Service; however, Director is not permitted, either directly or indirectly, to designate the taxable year of the payment).

B.            Involuntary Termination. In the event Director is Involuntarily Terminated by the Bank prior to attaining the Early Retirement Age, then the Director shall receive the Accrued Liability Balance as of the date of the Separation From Service. This Accrued Liability Balance shall be paid in one lump sum within thirty (30) days following Director’s Separation From Service (however Director is not permitted, either directly or indirectly, to designate the taxable year of the payment).

C.            Voluntary Termination by the Director.  In the event of an Early Voluntary Termination by the Director, (other than pursuant to the terms of Paragraph 4.3A), then he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

4.4          Removal for Cause.  In the event that the Director is Removed (at any time) for Cause, as defined herein, then he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

4.5          Death. There are no death benefits payable under this Agreement (such benefits are described by a Life Insurance Endorsement Method Split Dollar Plan Agreement, if any), nor will Director Benefit Payments be made after the Director dies, regardless of whether such death occurs before or after termination, and regardless of whether payments have already begun pursuant to this Agreement.

4.6          Amounts Deferred Under Original Agreement. Because amounts deferred under the Original Agreement were deferred from the same source (Director Fees) and paid out in the same manner (upon Separation From Service) as under the “Deferred Fee Agreement” between the parties, effective as of February 1, 1997, (and which has been Amended and Restated to comply with IRC 409A by virtue of the First Amended and Restated Deferred Fee Agreement), the parties hereby agree that amounts reflected in the Deferral Account under the Original Agreement shall be incorporated into the Deferred Compensation Account under the First Amended and Restated Deferred Fee Agreement.

5.0          IRS Section 280G Issues.

If all or any portion of the amounts payable to the Director under this Agreement, either alone or together with other payments which the Director has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Director shall be responsible for the payment of such excise tax and Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Bank and Director shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible (and in accordance with IRC 409A)  the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Director is greater than the amount initially so determined, then the Director shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Bank and Director in the exercise of their reasonable good faith judgment.

6.0                               Administrative and Claims Provision.

6.1          Named Fiduciary and Plan Administrator.   The “Named Fiduciary and Plan Administrator” of this Director plan shall be the Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of this Director plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2          Claims Procedure.    In the event a dispute arises over the benefits under this Agreement and benefits are not paid to the Employee (or to the Employee’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Bank (as the plan administrator) in accordance with the following procedures:

A.                                   Written Claim.  The claimant may file a written request for such benefit with the Administrator.

B.                                     Claim Decision.  Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)                               A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.                                     Request for Review.  Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

 The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.                                    Decision on Review.  The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  A reference to the specific provisions of the Agreement on which the denial is based;

(iii)                               A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)                              A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3          Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS.  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS. Any award rendered by JAMS shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in Atascadero, California, unless otherwise agreed to by the parties.

6.4          Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred; (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

7.0          Status as an Unsecured General Creditor and Rabbi Trust.

Notwithstanding anything contained herein to the contrary:  (i) the Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that, in the event of a Change in Control, upon request of the Director, or in the Bank’s discretion if the Director does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director in such manner and at such times as specified in this Agreement.

8.0          Miscellaneous.

8.1          Opportunity To Consult With Independent Advisors.  The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement.  The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

8.2          Notice.  Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	7480 El Camino Real
Atascadero, CA 93422
FAX (805) 466-1058

If to the Director:

8.3          Assignment.  The Director shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment or transfer shall be void.

8.4          Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Director and the Bank.  Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or holding company, as the case may be.

8.5          Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

8.6          Partial Invalidity.  If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

8.7          Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

8.8          Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRS Code Section 409A.

8.9          Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

8.10        No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

8.11        Gender. Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

8.12        Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the holding company, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and the Director have executed this Agreement on the date first above-written in the City of Atascadero, California.

Santa Lucia Bank

By:	/s/ Larry H. Putnam	Date:	December 17, 2008
Chief Executive Officer
Signature & Title

Director

By:	/s/ Khatchik Achadjian	Date:	December 17, 2008
Signature

/s/ John C. Hansen	/s/ Cindy Dilbeck
Witness	Witness